Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”), made effective as of the 1st day of February 2018 (“Effective Date”), is entered into by and between MICHAEL CHING, residing at 236 Nenue Street, Honolulu, HI  96821 (“Ching”), FIRST HAWAIIAN, INC. (“FHI”) and FIRST HAWAIIAN BANK (together with FHI, the “Company”).

R E C I T A L S

A.                                Prior to February 1, 2018, Ching was the Executive Vice President, Chief Financial Officer and Treasurer of both FHI and First Hawaiian Bank.

B.                                 Ching resigned from his employment with the Company effective January 31, 2018 (the “Separation Date”) and resigned from all officer and director positions with the Company and any parent, subsidiary or affiliate of the Company effective the same date.

C.                                The Company wishes to retain Ching as a consultant beginning on February 1, 2018 through the end of the Consulting Period (as defined in Section 3 of this Agreement) so as to benefit from Ching’s experience and knowledge, and Ching wishes to be so retained.

NOW, THEREFORE, in consideration of the premises, and for the purpose of defining and clarifying their respective rights and obligations, Ching and the Company (collectively, the “Parties”) hereby agree as follows.

A G R E E M E N T

1.                                    Purpose.   This Agreement sets forth the duties, compensation, and terms and conditions of Ching’s affiliation with the Company after the Separation Date and during his tenure as a consultant of the Company (“Consultant”, as defined by the duties specified below).

2.                                    Services on and after the Separation Date.  Ching voluntarily terminated his employment with the Company and his officer and director positions with the Company and any parent, subsidiary or affiliate of the Company at the close of business on January 31, 2018, and accepted an engagement with the Company as Consultant pursuant to this Agreement effective on February 1, 2018.  Ching’s services as Consultant, and the terms and conditions under which such services shall be provided, are set forth in Section 4.  Ching’s compensation and benefits as Consultant are set forth in Section 5.

3.                                    Term of Consulting Period.  Ching’s engagement as Consultant shall be for a term of up to five (5) calendar months beginning on February 1, 2018 and ending on June 30, 2018, or on an earlier date if this Agreement is terminated in accordance with Section 6 (the “Termination Date,” and the term beginning on February 1, 2018 and ending on the Termination Date, the “Consulting Period”).

4.                                    Ching’s Services as Consultant.

(a)                              Scope of Services.  During the Consulting Period, Ching will provide consulting and advisory services as set forth on Exhibit A to this Agreement, provided, however, that the Company may, from time-to-time, seek Ching’s advice with respect to other matters. The other matters on which the Company may request consultation may range from matters relating to Ching’s special technical expertise, including, for example, the selection and training of a successor Chief Financial Officer and other personnel of the Company, to more general and nontechnical subjects within Ching’s knowledge, including, for example, matters pertaining to the strategic positioning of the Company in diverse fields of banking and consultation on general matters with the Company’s Chairman and Chief Executive Officer or President and Chief Operating Officer.

(b)                             Level of Service.  Notwithstanding anything in this Agreement to the contrary, the level of bona fide services performed by Ching as Consultant shall not exceed 20% of the average level of bona fide services performed by Ching in the thirty-six (36) month period immediately preceding the commencement of the Consulting Period.  The intent of the limitation stated in this Section 4(b) is to comply with the definition of “termination of employment” set forth in 29 Code of Federal Regulations (“CFR”) Section 1.409A-1(h)(1)(ii).

(c)                               Terms and Conditions of Engagement.  Ching shall control the manner and conditions under which his consulting services are provided.  Without limiting the generality of the foregoing, Ching, as Consultant:

(A)                          shall establish his own hours and place of work, provided that the services requested by the Company and provided by Consultant shall be equivalent to no more than one day of services per week;

(B)                           shall determine his own method for fulfilling any consulting projects assigned to him by the Company and shall not be subject to oversight by the Company in his fulfillment of such projects;

(C)                          shall not have the right to participate in any training or workshops offered to employees;

(D)                          shall be responsible for supplying his own tools and facilities and materials;

(E)                           shall not receive secretarial or similar support from the Company;

(F)                            shall not be required to submit oral or written reports on a regularly scheduled basis (e.g., daily, weekly);

(G)                         shall not work full-time for the Company; and

(H)                          shall obtain a General Excise Tax (“GET”) license from the State of Hawaii and shall duly file and pay GET on Ching’s compensation hereunder, if applicable.

(d)                             Taxes.  All taxes of every nature and kind levied on Ching in relation to the services provided under this Agreement, including, without limitation, the Hawaii GET and Federal and State net income and self-employment taxes, shall be the responsibility of Ching, and the Company shall have no obligation to Ching for the same.

5.                                    Ching’s Compensation as Consultant.

(a)                              Consulting Fee.  Subject to any modifications called for by the early termination provisions of Section 6 of this Agreement, if any such provisions are invoked, for each month of the Consulting Period, Ching shall be paid a fee of $43,089 plus Hawaii general excise tax (the “Fee”), semi-monthly on the 15th (or prior business day if the 15th falls on a weekend or holiday) and last business day of each month.  The Fee shall be reported on a 1099 basis.   If Ching secures any employment or independent contractor engagement, for a monthly gross amount less than the Fee, other than with the Company during the Consulting Period, Ching agrees to immediately notify the Company’s Executive Vice President of Human Resources, and beginning on the date of such new employment or engagement, the Fee shall be reduced to the amount by which the Fee exceeds the monthly gross amount for such new employment or engagement.

(b)                             No Coverage under Employee Benefit Plans.  Ching acknowledges and agrees that his engagement as Consultant shall be on an independent contractor basis and not as an employee of the Company or any of its affiliates.  Accordingly, Ching acknowledges and agrees that he shall not be treated as a common law employee for payroll purposes during the term of this Agreement and shall not have the right to be provided benefits or to accrue further benefits as an employee or otherwise under any employee benefit or fringe benefit plan maintained by the Company or its affiliates, including, without limitation, any qualified or non-qualified retirement plan, vacation or paid time off plan or policy, severance pay plan, 125 or cafeteria plan, and Worker’s Compensation or other disability plan or program, even if Ching’s status should be re-determined by the Internal Revenue Service or other Federal or State regulatory agency to be that of an employee.

(c)                               Reimbursement for Business Expenses.  The Company shall reimburse Ching for travel and business expenses actually, reasonably, and proximately incurred by Ching in rendering consulting services to the Company under this Agreement.  Except as otherwise provided herein, such expenses shall not include expenses for equipment having a useful life in excess of one year, advertising, office rent, parking, general or professional liability insurance, meals and entertainment, club or association dues or memberships, or expenses incurred by Ching in employing employees.  Travel expenses for consulting services shall be reimbursed only if authorization for the travel has been obtained from the Company in advance.

6.                                    Termination of Ching’s Engagement Prior to June 30, 2018.  Ching’s engagement may be terminated prior to June 30, 2018 only pursuant to this Section 6.

(a)                              Termination Upon Other Employment or Engagement.  If Ching secures any employment or independent contractor engagement for a monthly gross amount equal to or greater than the Fee, other than with the Company during the Consulting Period, Ching agrees to immediately notify the Company’s Executive Vice President of Human Resources.  Ching’s engagement hereunder shall terminate upon such other employment or independent contractor engagement and Ching will be paid a prorated Fee for the month in which the termination occurs and will not be paid a Fee for any period thereafter.

(b)     Termination without Cause.  Either Party may terminate Ching’s engagement without Cause upon seven days’ written notice to the other Party.  Such termination shall be without prejudice to any other rights such terminating Party may have under this Agreement or applicable law.  Except as set forth in Paragraphs 5(a) and 6(a) hereunder, (i) if Ching exercises his right to terminate his engagement without cause, he will be paid a prorated Fee for the month in which the termination occurs and will not be paid a Fee for any period thereafter; and (ii) if the Company exercises its right to terminate Ching’s engagement without Cause, the remaining Fee through June 30, 2018 shall be paid to Ching within 30 calendar days after the Termination Date.

(c)                               Termination for Cause by Company.

(1)                              For purposes of this Agreement, “Cause” shall mean:

(i)         any act that constitutes a material violation of this Agreement or the Company’s written policies for its vendors;

(ii)       engaging in conduct materially and demonstrably injurious to the Company; or

(iii)      any act that violates Sections 7 or 8 of this Agreement.

(2)                              The Company may immediately terminate Ching’s engagement for Cause, provided that the Company does so specifically for Cause within 30 calendar days from the date on which the Company has actual notice of conduct constituting Cause or within such other time as may be mutually agreed in writing by the Company and Ching in order to afford the Company the opportunity for full review.  Upon the Company’s termination of Ching’s engagement for Cause, Ching will be paid a prorated Fee for the month in which the termination occurs and will not be paid a Fee for any period thereafter.

7.                                    Property, Documents and Records.  All keys, apparatus, equipment and other physical property, and documents and records, whether in electronic, paper, or other form, that are provided to Ching by the Company or are otherwise made available, loaned, or furnished to Ching in connection with his prior employment or engagement as Consultant by the Company shall be and remain the sole property of the Company, shall be used by Ching solely for the benefit of the Company, and shall be returned to the Company immediately upon the termination of Ching’s engagement as Consultant or as and when requested by the Company.

8.                                    Non-Solicitation of Customers and Employees; Non-Disclosure.

(a)                              Non-Solicitation of Customers.  Unless otherwise agreed to in writing by the Company’s Authorized Representative (as such term is defined in Section 20 of this Agreement), during the Consulting Period and for a period of twelve months thereafter, Ching shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity, contact any person or entity, which:

(i)                                  is a customer or client of the Company or any of its affiliates as of the Termination Date; or

(ii)                              has been a customer or client of the Company or any of its affiliates at any time within two (2) years prior to the Termination Date; or

(iii)                          is a prospective customer or client that the Company or any of its affiliates is actively soliciting as of the Termination Date,

for the purpose of selling products or services similar to any of the products and services offered for sale by the Company as of the Termination Date, unless customer or client is also a customer or client of Ching’s employer as of the Separation Date.  It is also agreed and understood that any entity for whom Ching becomes employed or affiliated may solicit such customers without any assistance or involvement by Ching without breach of this provision.

(b)                             Covenant Not to Solicit Employees.  Unless otherwise agreed to in writing by the Company’s Authorized Representative, during the Consulting Period and for a period of twelve months thereafter, Ching shall not directly or indirectly, individually or on behalf of any other person or entity, whether as principal, agent, stockholder, employee, consultant, representative or in any other capacity:

(i)                                  recruit, solicit or encourage any person to leave the employ of the Company or any of its affiliates; or

(ii)                              hire or retain any employee of the Company or any of its affiliates as a regular employee, consultant, independent contractor or otherwise, except if such employee initiates contact with Ching or Ching’s employer.

(c)                               Non-Disclosure.  Ching recognizes and acknowledges that in his role as an employee of the Company he has been provided, and in his role as Consultant, he will be provided, with access to confidential and proprietary information of the Company and its affiliates.  Ching acknowledges that all confidential information of a business or technical nature with respect to the business of the Company and its affiliates – specifically including (but not limited to) the systems, applications, hardware, software, vendors, network security or firewalls used by the Company, as well as the Company’s policies, procedures and practices; the identity of customers; customer information; or any other information deemed to be proprietary or confidential in nature is the confidential property of the Company, and Ching agrees that he shall not divulge, disclose or use such information for his own benefit or the benefit of anyone else without the express written consent of the Company’s Authorized Representative.  This provision will not apply to the extent that (i) disclosure of such confidential information is required by applicable law or regulation or is compelled by a court or other tribunal of competent jurisdiction, or (ii) the confidential information has previously become publicly known in a manner other than through a breach of this Agreement by Ching.  Nothing in this Agreement prohibits Ching from testifying truthfully in response to a subpoena or other legal process or from providing truthful information to a governmental agency, including in response to an inquiry or investigation.

(d)                             Reformation.  If any provision of this Section is held by a court or other tribunal of appropriate jurisdiction to be unreasonable, arbitrary, or against public policy, the Parties agree that such provision will be considered divisible with respect to scope and time, will be deemed reformed to the maximum allowable scope and time, and in such lesser scope and/or time will be effective, binding and enforceable to the greatest extent permissible.

9.                                    Attorney’s Fees.  In the event of a breach of this Agreement, the prevailing Party shall be entitled to reimbursement of all reasonable attorney’s fees, costs, and expenses made necessary to enforce the terms and provisions of this Agreement, regardless of whether a legal action is filed.  A Party’s rights under this Section 9 shall survive the termination of this Agreement.

10.                            Equitable Relief.  In addition to, and not in limitation of, any other remedy which may be available with respect to a breach of this Agreement by Ching, the Company shall be entitled to equitable relief with respect to violations of Sections 7 and 8, hereof.  Such right to equitable relief shall survive the termination of this Agreement.

11.                            Indemnification.  The Parties recognize that in the Consulting Period, Ching may represent the Company in certain business transactions related to the Company’s operations and may be exposed to claims by third parties arising directly or indirectly from such business transactions.  The Company hereby agrees to indemnify, defend, and hold Ching harmless from and against any claim, demand, cause of action, lawsuit, damages or judgment asserted, filed, or obtained against Ching, including costs and attorney’s fees, arising directly or indirectly from any business transaction in which Ching, acting within the scope of this Agreement, represents the Company.  Such right to indemnification shall survive the termination of this Agreement.

12.                            Further Contracts.  Nothing in this Agreement is intended to or shall preclude the Parties from further contracting with each other, including with respect to extending the Consulting Period of or re-employing Ching, either during or after the term of this Agreement.

13.                            Tax Effects.  The Company makes no representation as to whether or not any payments received by Ching hereunder will be treated as includible in or excludable from gross income for purposes of any tax.

14.                            Waivers.  If any Party to this Agreement shall waive any breach of any provision of this Agreement, such Party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.                            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be evidenced by signature transmitted by facsimile or by emailed scan, with original signatures to follow; provided, however, that if originals are not so provided, the signature transmitted by facsimile or emailed scan shall be for all purposes treated as an original signature.

16.                            Governing Law.  This Agreement shall be governed by, interpreted, construed, applied and enforced in accordance with the laws of the State of Hawaii, without reference to its conflict of laws provisions.  Any action to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction in the State of Hawaii, which shall have exclusive jurisdiction in any legal action that may arise under this Agreement.

17.                            Headings, Number and Gender. The headings are for the convenience of the parties, and shall not be considered in construing this Agreement.  Feminine or neuter pronouns shall be substituted for those of masculine form or vice versa, and the plural shall be substituted for the singular number or vice versa, in the place or places herein where the context may require such substitution.

18.                            Severability.  If one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall thereupon be reformed, construed and enforced to the maximum extent permitted by applicable law.

19.                            Notices.  Any notice, consent, request or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same.  Such notice, consent, request or demand may be hand delivered, but if it is mailed to a Party, it shall be sent by electronic mail, United States mail, or other nationally recognized courier, postage prepaid, addressed to such Party’s last known address.  The date of such mailing shall be deemed the date of notice, consent, request or demand.

Notices to Ching shall be addressed as follows:

Michael Ching

236 Nenue Street

Honolulu, HI 96821

Notices to the Company shall be addressed as follows:

Robert S. Harrison

First Hawaiian Bank

P.O. Box 3200

Honolulu, HI  96847

20.                            Authorized Representative.  The Company’s Authorized Representative for purposes of this Agreement shall be the Company’s Chairman and Chief Executive Officer, the Executive Vice President of Human Resources, or such person as may be designated in writing by the Company’s Chairman and Chief Executive Officer.

21.                            Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the Parties in respect of the subject matter described herein and supersedes any previous agreement. This Agreement may not be changed or modified except by an agreement in writing signed by the Parties hereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates shown below.

MICHAEL CHING

Dated:

FIRST HAWAIIAN, INC.

By
Its

Dated:

FIRST HAWAIIAN BANK

By
Its

Dated:

EXHIBIT A

The following services are to be provided by Consultant:

Assist the Company’s Chairman & CEO and/or President & COO and the respective Division or Department Managers with the following:

1.            Timely preparation of the 2017 annual consolidated financial statements and the 2017 Annual Report on Form 10-K for filing on or before February 28, 2018;

2.            Coordination and preparation of materials for the 2017 fourth quarter Disclosure Committee, Risk Committee, Audit Committee and Board of Directors meetings;

3.            Timely closing of the monthly financial statements and updates to the 2018 quarterly and annual financial forecasts as well as the 2018-2020 three-year financial forecast;

4.            Review of and comment on analyses and recommendations for the respective Asset Liability Committee (ALCO) and Deposit Pricing Committee meetings;

5.            Review of and comment on applicable Federal, State(s) and County tax analyses and tax returns for timely reporting and filing;

6.            Timely coordination of applicable insurance renewals and claims;

7.            If applicable, assist in the transition to a permanent successor Chief Financial Officer; and

8.            Any other such matters that may be identified from time to time by the Chairman & CEO or President & COO and agreed to by the Consultant provided that all of Consultant’s duties under this Agreement taken together shall not require him to provide services which exceed 20 percent of the average level of bona fide services performed by Consultant as an employee over the immediately preceding 36-month period.